Exhibit 4.3

Confidential

THIS WARRANT AND ANY SHARES ACQUIRED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR QUALIFICATION OR EXEMPTION THEREFROM UNDER SAID ACT PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WEWORK INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. 102 October 20, 2021

THIS CERTIFIES THAT, for good and valuable consideration, and pursuant to the terms and conditions set forth in this Warrant to Purchase Common Stock (as amended or otherwise modified from time to time, this “Warrant”), SB WW Holdings (Cayman) Limited or its designee (the “Initial Holder” and, together with any of its successors, transferees or assignees, a “Holder”), is entitled to purchase the Exercise Shares (defined below) at the per share Exercise Price (defined below).

A G R E E M E N T

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Affiliate” means, with respect to any specified Person (i) any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person and shall include, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund, investment fund or account now or hereafter existing that is Controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, or is otherwise affiliated with, such Person or (ii) if the specified Person is an individual, any member of the Immediate Family of the specified Person.

(b) “Aggregate Exercise Price” is defined in Section 2.2(b).

(c) “Alternative Consideration” is defined in Section 4.5.

(d) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law to be closed in New York, New York or Tokyo, Japan.

(e) “Cashless Exercise” is defined in Section 2.3.

(f) “Change in Control” means (i) any transaction or series of related transactions which results in a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving, resulting or purchasing entity or (iii) any sale, lease, license or other disposition of all or substantially all of the assets of the Company. For the avoidance of doubt, the transactions contemplated by the Merger Agreement shall not constitute a Change in Control.

(g) “Charter” means the Certificate of Incorporation of the Company, as it may be amended from time to time.

(h) “Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

(i) “Company” means WeWork Inc., a Delaware corporation, including such entity under any subsequent name.

(j) “Control” or any grammatical variation thereof means the possession of, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(k) “Equity Securities” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exchange Ratio” has the meaning specified in the Merger Agreement.

(n) “Exercise Equivalent Share” is defined in Section 2.3.

(o) “Exercise Period” means the period commencing on the Issue Date and ending on the Expiration Date.

(p) “Exercise Price” means $0.01 per share, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded to the nearest full cent).

(q) “Exercise Shares” means a number of fully paid and non-assessable shares of Common Stock (rounded to the nearest whole share) equal to 35,038,960, multiplied by the Exchange Ratio, and issuable upon exercise of this Warrant.

(r) “Expiration Date” means the tenth (10th) anniversary of the Issue Date.

(s) “Extraordinary Dividend” is defined in Section 4.3.

(t) “fair value” is defined in Section 2.4.

(u) “FIRPTA Side Letter” means that certain letter agreement relating to FIRPTA Withholding by and between SB WW Holdings (Cayman) Limited and SVF Endurance (Cayman) Limited, on the one hand, and WeWork Inc. and BowX Acquisition Corp., on the other hand, dated March 25, 2021.

(v) “Fundamental Transaction” is defined in Section 4.5.

(w) “Holder” is defined in the Preamble above, and includes any Holder of Exercise Shares.

(x) “HSR Act” is defined in Section 2.7(b).

(y) “Immediate Family” (i) with respect to any individual, means his or her ancestors, spouse, issue (natural or adopted), spouses of issue, Spousal Equivalent, siblings (natural or adopted), any trustee or trustees, including successor and additional trustees, of trusts principally for the benefit of any one or more of such individuals and/or one or more Charitable Entities that is a permissible current or remainder beneficiary of such trust, and any entity or entities all of the beneficial owners of which are such trusts and/or such individuals, but (ii) with respect to a legal representative, means the Immediate Family of the individual for whom such legal representative was appointed and (iii) with respect to a trustee, means the Immediate Family of the individuals who are the principal beneficiaries of the trust. As used herein, a person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (i) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they have resided together in the same residence for the last twelve (12) months and intend to do so indefinitely; and “Charitable Entities” means any organization, foundation, impact investing enterprise, public benefit entity or similar entity whose primary purpose is to preserve the natural environment, combat climate change or support any other environmental, educational or charitable cause.

(z) “Independent Advisor” is defined in Section 4.7.

(aa) “Initial Holder” is defined in the Preamble above.

(bb) “Issue Date” means October 20, 2021 (the date of the closing under the Merger Agreement).

(cc) “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 25, 2021, by and among the Company, BowX Merger Subsidiary Corp. and New WeWork Inc. (Formerly known as WeWork Inc.).

(dd) “Notice of Exercise” is defined in Section 2.2(a).

(ee) “Opt-Out Notice” is defined in Section 2.8(b).

(ff) “Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, other legal entity or natural person.

(gg) “Rule 144” means Rule 144 promulgated under the Securities Act.

(hh) “SEC” means the Securities and Exchange Commission or any successor thereto.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Stockholders Agreement” means the Company’s Stockholders Agreement, dated October 20, 2021, as it may be amended or superseded from time to time.

(kk) “Unrestricted Conditions” is defined in Section 9.4.

(ll) “Warrant” is defined in the Preamble above.

(mm) “Warrant Register” is defined in Section 9.3.

2. VESTING; EXERCISE OF WARRANT; ETC.

2.1 Vesting. The right to acquire the Exercise Shares issuable upon exercise of this Warrant is immediately vested as of the Issue Date.

2.2 Exercise of Warrant. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise (a “Notice of Exercise”) in the form attached hereto as Attachment A; and

(b) Unless the Holder is exercising this Warrant by way of a Cashless Exercise pursuant to Section 2.3, payment of the then-current Exercise Price per share multiplied by the number of Exercise Shares being purchased upon exercise of the Warrant (such amount, the “Aggregate Exercise Price”) in the form of wire transfer of immediately available funds to a bank account designated by the Company.

2.3 Cashless Exercise. At any time, the Holder may, in its sole discretion and in lieu of payment of the Aggregate Exercise Price in the manner specified in Section 2.2(b), elect to exercise all or any part of this Warrant in a “cashless” or “net-issue” exercise (a “Cashless Exercise”) by delivering to the Company a Notice of Exercise selecting a Cashless Exercise, as a result of which the Holder shall be entitled to receive a number of fully paid and non-assessable Exercise Shares calculated using the following formula:

X = Y * (A - B)

              A

where:	X =	the number of Exercise Shares to be issued to the Holder

	Y =	the number of Exercise Shares with respect to which this Warrant is being exercised

	A =	the fair value per share of a share of the Company’s capital stock that is of the same class as the Exercise Shares (an “Exercise Equivalent Share”) on the date of exercise of this Warrant

	B =	the then-current Exercise Price

2.4 Fair Value. Solely for the purposes of this Warrant, “fair value” of an Exercise Equivalent Share, as of any applicable date of determination, shall mean the average reported closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date of exercise; provided that, with respect to determining fair value in connection with any Cashless Exercise, the date of determination will be deemed to be the date on which the Notice of Exercise for such Cashless Exercise is deemed to have been sent to the Company.

2.5 Delivery of Certificate of Exercise Shares and New Warrant. Upon the exercise of this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of (i) the Holder or (ii) if the Holder so designates, to Persons to which this Warrant may be transferred to in accordance with Section 9.1, shall be issued and delivered to the Holder within two (2) Business Days of delivery of the applicable Notice of Exercise. In the event that this Warrant is being exercised for less than all of the then-current number of Exercise Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised and surrender of this Warrant to the Company, issue a new Warrant exercisable for the remaining number of Exercise Shares purchasable hereunder. The Person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date (following the delivery of the Notice of Exercise for such shares) on which the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.6 Automatic Cashless Exercise. To the extent this Warrant has not been exercised in full by the Holder prior to the Expiration Date, any portion of this Warrant that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to Section 2.3 above, in whole (and not in part), on the Business Day immediately preceding such date; provided that, notwithstanding the foregoing, unless the Holder otherwise elects in writing, no such automatic exercise shall occur in the event that the fair value per share of an Exercise Share on the trading day immediately preceding the Expiration Date is less than the Exercise Price.

2.7 Conditional Exercise.

(a) Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a Change in Control, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(b) Notwithstanding any other provision hereof, this Warrant may only be exercised to the extent not prohibited under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other federal, state and foreign antitrust laws (in each case, to the extent applicable to this Warrant).

2.8 Notice of Certain Events.

(a) If the Company proposes at any time to:

(i) declare any dividend or distribution upon the outstanding shares of its Common Stock, whether in cash, property or other Equity Securities or securities and whether or not a regular cash dividend;

(ii) offer Equity Securities or other securities for subscription or sale pro rata to the holders of the outstanding shares of the Company’s Common Stock;

(iii) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the Company’s outstanding shares of Common Stock;

(iv) effect a Change in Control;

(v) liquidate, dissolve or wind up; or

(vi) effect any bankruptcy, insolvency or similar event (or becomes aware that any such event is reasonably likely to occur);

then, in connection with each such matter or event, the Company shall give the Holder:

(1) in the case of matters or events of the type referred to in clauses (i), (ii) or (iv) above, at least fifteen (15) Business Days prior written notice of the anticipated date on which a record will be taken for such dividend, distribution, offering, sale or subscription rights (and specifying the anticipated date on which the holders of outstanding shares of the Company’s Common Stock will be entitled thereto); and

(2) in the case of the matters or events of the type referred to in clauses (iii), (v) or (vi) above, at least twenty (20) Business Days prior written notice of the anticipated date when the same will take place (and, if applicable, specifying the anticipated date on which the holders of outstanding shares of the Company’s Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

(b) Notwithstanding the foregoing, the Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Holder not receive notices from the Company otherwise required by Section 2.8(a); provided that the Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Holder (unless subsequently revoked), the Company shall not deliver any such notices to the Holder, and the Holder shall no longer be entitled to receive any such notice.

3. EXERCISE SHARES.

3.1 All Exercise Shares issued upon the exercise of this Warrant will be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof (other than any created by the Holder).

3.2 The Company covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved, free from pre-emptive rights, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4. ADJUSTMENT.

4.1 Stock Dividends; Split Ups. If, after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1), minus the quotient of (x) the price per share of Common Stock paid in such rights offering, divided by (y) the Fair Market Value. For purposes of this Section 4.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.2 Aggregation of Shares. If, after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Extraordinary Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the board of directors of the Company, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in Section 4.1 or (b) any cash dividends or cash distributions which, when combined on a per share basis with the per-share amount of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant). Solely for purposes of illustration, if the Company, at a time while this Warrant is outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Exercise Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted, as provided in Sections 4.1 and 4.2, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another entity, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved (a “Fundamental Transaction”), the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of this Warrant, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if the Holder had exercised this Warrant immediately prior to such event (the “Alternative Consideration”). In any such case, appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions of this Warrant shall be applicable with respect to any Alternative Consideration thereafter deliverable upon exercise of this Warrant. The Company shall not effect any Fundamental Transaction unless, prior to or simultaneously with the consummation thereof, the survivor or successor or acquiring entity (or the parent entity thereof) resulting from such consolidation or merger or the purchaser of such assets shall assume by written instrument delivered to the Holder the obligation to deliver to the Holder the Alternative Consideration. If any reclassification or reorganization also results in a change in the Common Stock covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of this Warrant.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.3 or 4.5, then the Company shall give written notice to the Holder of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of this Warrant in order to (i) avoid an adverse impact on this Warrant and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a nationally recognized accounting firm as may be mutually agreed upon by the Holder and the Board of Directors of the Company (other than the directors designated by SoftBank Group Corp. or SoftBank Vision Fund (AIV M1) L.P. or their respective Affiliates pursuant to the Stockholders Agreement) (an “Independent Advisor”), which shall give its opinion as to whether or not any adjustment to the rights represented by this Warrant is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Warrant in a manner that is consistent with any adjustment recommended in such opinion.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair value of an Exercise Share by such fraction.

6. REGISTRATION RIGHTS. Any or all outstanding Exercise Shares which have been issued upon exercise hereof shall be deemed “Registrable Securities” under the Company’s Amended and Restated Registration Rights Agreement, dated October 20, 2021, as it may be amended or superseded from time to time.

7. NO STOCKHOLDER RIGHTS. The Holder, as such, shall not have or exercise any rights by virtue of this Warrant with respect to any Exercise Shares as a holder of any capital stock of the Company that is issuable hereunder (without prejudice to the Holder’s rights as a holder of any shares of capital stock of the Company acquired separately from the exercise of this Warrant), until such Exercise Shares have been issued upon exercise of this Warrant.

8. DISPUTES AND OTHER ACTIONS AFFECTING EXERCISE SHARES OR THIS WARRANT.

8.1 Disputes. In the case of any dispute with respect to the calculation or determination of the number of Exercise Shares issuable upon exercise or any other matter involving this Warrant or the Exercise Shares, in the event the Holder, on the one hand, and the Company, on the other hand, are unable to settle such dispute within fifteen (15) Business Days, then either party may elect to submit the disputed matter(s) for resolution by an Independent Advisor. Such Independent Advisor’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and costs, inclusive of taxes, of such Independent Advisor.

8.2 Equitable Equivalent. In case any event shall occur as to which the provisions of Section 8.1 are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant in accordance with the essential intent and principles of Section 8.1, then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 8.1, to the extent necessary to preserve, without dilution, the rights and benefits represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any.

8.3 No Avoidance. The Company shall not, by way of amendment of the Charter or the Stockholders Agreement or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms.

9. TRANSFER OF WARRANT AND EXERCISE SHARES.

9.1 Generally. This Warrant and the Exercise Shares issued upon exercise of this Warrant may not be transferred or assigned in whole or in part except (i) with respect to transfers and assignments to Affiliates of the Holder in compliance with applicable federal and state securities laws by the transferor and the transferee and (ii) by transfers permitted pursuant to the Charter or the Stockholders Agreement.

9.2 Notice of Assignment. After receipt by the Initial Holder of the executed Warrant, the Initial Holder may transfer all or part of this Warrant in accordance with Section 9.1, by execution of an assignment substantially in the form of Attachment B. Subject to Section 9.1 above and upon providing the Company with written notice that includes the completed form of Attachment B, the Initial Holder, any such Person and any subsequent Holder, may sell, assign or otherwise transfer all or part of this Warrant or the Exercise Shares issuable upon exercise of this Warrant to any other Person, and the Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

9.3 Warrant Register. The Company shall keep and properly maintain at its principal executive office a register (the “Warrant Register”) for the registration of this Warrant and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

9.4 Removal of Restrictive Legends. Neither this Warrant nor any certificates evidencing Exercise Shares issuable or deliverable under or in connection with this Warrant shall contain any legend restricting the transfer thereof (including the legend set forth initially above) in any of the following (or substantially similar) circumstances: (i) following a sale of the Exercise Shares pursuant to a registration statement covering the sale or resale of Exercise Shares is effective under the Securities Act, (ii) following any sale of this Warrant or any Exercise Shares issued or delivered to the Holder under or in connection herewith pursuant to Rule 144, (iii) following the sale of this Warrant or the Exercise Shares pursuant to clause (b)(1) of Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of this Warrant or any Exercise Shares, as the case may be, then such instrument shall be issued free of all legends. The Holder agrees that the removal of the restrictive legend from this Warrant or any Exercise Shares pursuant to either an effective registration statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, is necessary and appropriate and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

10. WITHHOLDING. Notwithstanding any other provision of this Warrant, the issuance of this Warrant and all payments, dividends and distributions on, or in redemption of, or occurring in connection with the issuance of, this Warrant or the Exercise Shares, shall be subject to deduction and withholding and backup withholding of tax to the extent required by law, and amounts deducted and withheld, if any, shall be paid over to the applicable governmental authority to the extent required by law and shall be treated as received by the Holder in respect of which such amounts were deducted and withheld. The Company shall have the right to take measures necessary to obtain cash to satisfy the Company’s withholding obligations with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holder, including by retaining, selling or liquidating property of the Holder held by the Company in its custody or over which it has control (including without limitation any Exercise Shares, Equity Securities of the Company held in escrow, or cash issuable in lieu of fractional shares); provided, however, that all obligations of the Company to withhold pursuant to Section 1445 of the Code described in this Section 10 shall be satisfied pursuant to, and in all respect subject to the terms of, the FIRPTA Side Letter. The Holder shall indemnify the Company and its Affiliates for, and hold harmless the Company and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Company or any of its Affiliates in respect of this Warrant, the Exercise Shares and the transactions contemplated hereby. Any indemnification payment made pursuant to this Section 10 shall be made by the Holder in cash in accordance with and subject to the provisions of the FIRPTA Side Letter, including the $25,000,000 threshold amount applicable to the Company’s prior obligation to sell withheld property set forth in the FIRPTA Side Letter.

11. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

12. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by email if sent during normal business hours of the recipient, if not, then on the next Business Day, in each case confirmed by subsequent telephone notice of such email, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Company and Holder at the respective address listed on the signature page hereto or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other party hereto.

13. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14. AMENDMENT. This Warrant may not be modified or amended, nor may any provisions hereof be waived, without the prior written consent of both the Company and the Holder. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15. NO THIRD-PARTY BENEFICIARIES. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted transferees and assigns, and nothing herein, express or implied is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

16. GOVERNING LAW. All rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to principles of conflicts or choices of law that would cause the application of any other laws). All disputes and controversies arising out of or in connection with this Warrant shall be resolved exclusively by the state and federal courts located in the City of New York, Borough of Manhattan, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

17. COUNTERPARTS. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

18. SEVERABILITY. If any provision of this Warrant is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Warrant shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Warrant, they shall take any actions necessary to render the remaining provisions of this Warrant valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Warrant to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above written.

WEWORK INC.

By:	/s/ Jared DeMatteis

Name:	Jared DeMatteis
Title:	Chief Legal Officer

Address:
WeWork Inc. 575 Lexington Avenue
New York, NY 10022
Attention: Jared DeMatteis

AGREED AND ACCEPTED:

SB WW Holdings (Cayman) Limited

By:	/s/ Karen Ellerbe

Name:	Karen Ellerbe
Title:	Director

[Signature Page to WeWork Inc. Warrant to Purchase Common Stock]

ATTACHMENT A

NOTICE OF EXERCISE

TO: WEWORK INC. (THE “COMPANY”)

(1) Reference is made to the Warrant to Purchase Common Stock, dated October 20, 2021 issued by the Company to the undersigned (the “Warrant”).

(2)    The undersigned hereby elects to purchase                      shares of Common Stock of the Company (the “Purchased Shares”) pursuant to the terms of the Warrant, and tenders herewith, in payment of the exercise price in full, together with all applicable transfer taxes, if any, the following:

(a)    $                 (by wire transfer as provided for pursuant to the Warrant); and/or

(b)    a Warrant for                  Purchased Shares (pursuant to a Cashless Exercise in accordance with Section 2.3 of the Warrant) (check here if the undersigned desires to deliver a Warrant for an unspecified number of shares equal to the number sufficient to effect a Cashless Exercise [    ]).

(3)    Please issue a certificate or certificates representing said Purchased Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(4)    The undersigned represents that the undersigned agrees not to make any disposition of all or any part of the aforesaid Purchased Shares unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or such disposition is made pursuant to an exemption from registration under the Securities Act.

(5)    If the shares issuable upon this exercise of the Warrant are not all of the Purchased Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name)

(Please print address)

(Please print social security or federal employer

identification number (if applicable))

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

[ATTACHMENT A – NOTICE OF EXERCISE]

ATTACHMENT B

FORM OF ASSIGNMENT

Reference is made to the Warrant to Purchase Common Stock, dated October 20, 2021 issued by WeWork Inc. to the undersigned (the “Warrant”).

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to each assignee set forth below all of the rights and obligations of the undersigned under the Warrant to acquire the number of shares of Common Stock set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Exercise Shares (as defined in the Warrant) are not all of the shares of Common Stock evidenced by the foregoing Warrant, the undersigned requests that a new warrant evidencing the right to acquire the Exercise Shares not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

[ATTACHMENT B – FORM OF ASSIGNMENT]